UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2024

MATERION CORPORATION

(Exact name of registrant as specified in its charter)

Ohio 001-15885 34-1919973

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
6070 Parkland Blvd., Mayfield Hts., Ohio 44124

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (216) 486-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value MTRN New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.02 Results of Operations and Financial Condition
As previously disclosed, Materion Corporation (the “Company”) is recording an estimated cash benefit to cost of sales for the Section 45X Advanced Manufacturing Production Credit (“production credit”) as part of the Inflation Reduction Act of 2022. On December 15, 2023, the U.S. Treasury Department (the “Treasury Department”) published proposed regulations on the implementation of the production credit. The proposed regulations include clarifying guidance regarding the Treasury Department’s definition of production costs in the computation of the production credit.
Although the December 2023 proposed clarifying guidance is not authoritative for tax year 2023 and is subject to change in the regulatory review process, the guidance indicates that the Treasury Department may have intended for a narrower definition of production costs with respect to the production credit. Accordingly, the Company is reducing the estimated annual non-taxable cost of sales benefit by approximately $3 million, all of which will be recorded in the fourth quarter of 2023.
The Company intends to submit written comments to the Treasury Department as requested in the comment period to state the Company’s view that all costs incurred to produce beryllium critical minerals should be included in the cost of production. The ultimate amount of benefits that the Company is entitled to receive in connection with the production credit will depend on, among other things, the final regulations on the implementation of the production credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Materion Corporation

January 19, 2024	By:	/s/ Shelly M. Chadwick
Shelly M. Chadwick
Vice President, Finance and Chief Financial Officer